Exhibit 4.1

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT, dated and effective as of April 27, 2015 ("Amendment No. 1"), is made between Ballantyne Strong, Inc., a Delaware corporation (the "Company"), and Computershare Inc., as Rights Agent (the "Rights Agent").

RECITALS

WHEREAS, on November 5, 2014, the Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement") to provide certain Rights (as defined in the Rights Agreement) to holders of Common Stock (as defined in the Rights Agreement);

WHEREAS, the Company entered into a Settlement Agreement, dated as of April 21, 2015, with Fundamental Global Investors, LLC and certain of its affiliates to settle a proxy contest for the election of directors at the Company's 2015 Annual Meeting of Stockholders, which agreement, among other things, obligates the Company to amend the Rights Agreement to expire within five business days of April 21, 2015, without paying any consideration to the holders of rights under the Rights Agreement;

WHEREAS, Section 7.1 of the Rights Agreement currently provides that the Final Expiration Date of the Rights Agreement is November 5, 2015; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement, and the amendment set forth below is in accordance with the provisions thereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.  Section 7.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the "Expiration Date") that is the earliest of (i) the close of business on April 27, 2015 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.

2.  Except as set forth in this Amendment No. 1, the Rights Agreement shall not otherwise be amended and shall continue in full force and effect in accordance with its terms.

3.  This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A signature to this Amendment No. 1 executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

BALLANTYNE STRONG, INC.

By:	/s/ Gary L. Cavey
Name: Gary L. Cavey
Title: President and Chief Executive Officer

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[Signature Page to Amendment No. 1 to Rights Agreement]